Exhibit 107
Calculation of Filing Fee Table
S-3
(Form Type)
Penske Automotive Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
	Equity	Common Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r) (1)
	Equity	Preferred Stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r) (1)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r) (1)
	Debt	Subsidiary Guarantees of Debt Securities	Rule 457(n) (1)(2)
	Other	Warrants	Rule 456(b) and Rule 457(r) (1)(3)
	Other	Rights to Purchase Common Stock	Rule 456(b) and Rule 457(r) (1)(4)
Fees previously paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(1)    An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Separate consideration may or may not be received for the securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the Registrant is deferring payment of all of the registration fee.
(2)    Pursuant to Rule 457(n) under the Securities Act of 1933, no separate filing fee is payable in respect of the subsidiary guarantees.
(3)    Includes warrants to purchase debt securities, warrants to purchase common stock and warrants to purchase preferred stock.
(4)    There are hereby registered such indeterminate number of rights to purchase common stock as may be issued as a dividend for which no separate consideration will be received to holders of common stock and related securities entitling such holders to subscribe for and purchase common stock registered hereunder.